Exhibit 10.1

Execution Version

CONFIDENTIAL SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Confidential Settlement and General Release Agreement (the “Agreement”) is dated October 10, 2025, by and among URI, Inc. (“URI”), a subsidiary of enCore Energy Corp. (“enCore”) (together with any subsidiaries, affiliates or successors, the “Company”), and William Paul Goranson (“Goranson”). The foregoing parties are sometimes referred to herein individually as “Party” or collectively as “Parties”.

WHEREAS, the Company employed Goranson pursuant to the Employment Agreement, made and entered into as of April 1, 2023, by and between the Company and Goranson (the “Employment Agreement”);

WHEREAS, Goranson’s employment with the Company terminated effective March 2, 2025 (the “Separation Date”);

WHEREAS, on or about April 23, 2025, Goranson filed a demand for arbitration against URI with the Judicial Arbiter Group, Inc. (“JAG”), JAG No. 2025-0564A, alleging breach of the Employment Agreement (the “Arbitration”);

WHEREAS, the Company has denied and continues to deny that it, or anyone acting on its behalf, engaged in any of the conduct alleged in the Arbitration or engaged in any unlawful or wrongful conduct toward Goranson, and the Company denies any and all liability to Goranson whether pursuant to the Arbitration, or otherwise; and

WHEREAS, to avoid the costs and uncertainties of litigation, and without any admission of liability or wrongdoing on the part of either Party, the Parties now wish to settle and fully resolve the Arbitration and any and all other disputes between them, on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Separation. Goranson’s employment with the Company terminated effective as of the Separation Date, and any and all offices and positions Goranson held with the Company, enCore, or any of their subsidiaries and affiliates (each a “Company Entity”; collectively, the “Company Entities”), including those positions as enCore’s Chief Executive Officer and as a member of enCore’s board of directors (the “Board”), terminated effective as of the Separation Date. Goranson acknowledges and agrees that his resignation from the positions as enCore’s Chief Executive Officer and as a member of the Board, and all other offices and positions held with any Company Entity, were effective as of the Separation Date, and Goranson shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations and matters related thereto.

2. Settlement Payments and Continuation of COBRA. Goranson shall cause to be delivered to Kara E. Cooper, Winston & Strawn LLP, 300 N. LaSalle Dr., Suite 4400, Chicago, IL 60654 (the “Company’s Attorneys”), (i) a copy of this Agreement executed by Goranson; (ii) a completed IRS Form W-4 for Goranson; and (iii) completed IRS Forms W-9 for Goranson and Kilgore & Kilgore, PLLC, 3141 Hood Street, Suite 500, Dallas, Texas 75219 (“Goranson’s Attorneys”). This Agreement shall become effective upon the later of (x) the receipt by the Company’s Attorneys of each of the items listed in (i) through (iii) above, or (y) the expiration of the revocation period set forth in Section 16(b) of this Agreement without Goranson having timely revoked this Agreement (collectively, the “Effective Date”). Provided that Goranson (i) executes and delivers this Agreement no later than the twenty-first (21st) day after Goranson’s receipt of this Agreement, (ii) does not revoke this Agreement pursuant to Section 16(b), and (iii) thereafter continues to comply with the Agreement and other agreements and obligations referenced herein, the Company agrees as follows:

(a) The Company shall make the following payments in the total gross amount of Nine Hundred Thousand Dollars and Zero Cents ($900,000 USD) (the “Settlement Payments”), as follows:

(i) one payment to Goranson in the total gross amount of Six Hundred Eighty- Five Thousand Four Hundred Fifty Dollars and Zero Cents ($685,450.00 USD), less applicable withholdings, for wages, to be reported on an IRS Form W-2; and

(ii) one payment to Goranson’s Attorneys in the amount of Two Hundred Fourteen Thousand Five Hundred Fifty Dollars and Zero Cents ($214,550.00), for attorneys’ fees and costs, for which the Company shall issue Goranson and Goranson’s Attorneys each an IRS Form 1099. This payment shall be inclusive of all claims by Goranson against the Company, the Company Entities, or any of the Released Parties (as defined in Section 3) for any attorneys’ fees and costs, including, without limitation, all fees and costs by Goranson’s Attorneys, whether in connection with the Arbitration or otherwise.

(b) To the extent Goranson is eligible for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide Goranson:

(i) a lump sum payment in the amount of Twenty-Two Thousand Thirty- Three Dollars and Sixty-Two Cents ($22,033.62 USD), representing the cost of continuation coverage under COBRA on an after-tax basis for Goranson and his eligible dependents for April 1, 2025, through October 31, 2025 (“COBRA Payment”); and

(ii) one hundred percent (100%) subsidized continuation coverage under COBRA (“COBRA Subsidy”) on an after-tax basis for up to seventeen (17) months, to the extent permitted by law, for Goranson and his eligible dependents, starting on the first day of the month following the expiration of the revocation period set forth in Section 16(b) (the “COBRA Period”). Payment at the rate described in Section 2(b)(ii) herein will continue for the seventeen (17) month period whether Goranson and his dependents remain eligible for and/or covered under COBRA during the entirety of the COBRA Period. These payments will be made to Goranson directly each month and will be grossed up so that there is no negative tax impact to Goranson for the amount charged by the insurance carrier for the COBRA Subsidy for the current month. The monthly payment amount for the COBRA Subsidy will be indexed annually and will match the rate charged for any month of coverage available by the insurance carrier for medical, dental, and optical coverage through the Company for Goranson and his eligible dependents. Notwithstanding the foregoing, the Company’s obligation to provide the COBRA Subsidy shall end prior to the end of the COBRA Period if (i) Goranson becomes eligible for a group health plan with another employer, or (ii) Goranson revokes this Agreement.

The Company shall provide the Settlement Payments and the COBRA Payment by wire transfer or ACH within thirty (30) calendar days following the Effective Date; provided, however, that Goranson and Goranson’s Attorneys shall provide the Company with their bank account information to facilitate the Settlement Payments on or before the Effective Date.

3. No Other Compensation or Benefits. Goranson agrees and acknowledges that the Company Entities have fully satisfied all obligations to Goranson in respect of his employment and the termination of such employment, and that the Settlement Payment is in full, final and complete settlement of all claims set forth in Section 7 below that Goranson may have, as of the date hereof, against any of the Company Entities and each of their respective past, present and future shareholders, members, owners, directors, officers, employees, agents, divisions, parents, subsidiaries, related companies, affiliates, predecessors, successors and assigns (together, the “Released Parties”). Goranson further represents and affirms that he has been paid all compensation, wages, payments, remuneration, vacation and benefits to which he may be entitled and that no other compensation, wages, payments, remuneration, vacation or benefits are due to him, except for the Settlement Payments, which are in excess of any amounts otherwise owed to Goranson by the Company Entities.

4. Treatment of Equity Interests. The Parties acknowledge and agree that Goranson has previously been granted equity-based incentive awards in the Company comprised of stock options (collectively, “Awards”). Any such Awards that vested and became exercisable as of the Separation Date expired on the ninetieth (90th) day following the Separation Date in accordance with the terms of the Company’s 2021 Stock Option Plan, and the grant agreements pursuant to which such Awards were granted, including, without limitation, the applicable payment, settlement, restrictive covenant, forfeiture and transfer restriction provisions. All other Awards, including Awards that had not vested as of the Separation Date, were forfeited as of the Separation Date in accordance with the terms thereof.

5. Tax Liability and Indemnification of the Released Parties. The Company will deduct and withhold from any payments all sums that it may be required to withhold pursuant to applicable tax withholding laws or regulations. Goranson acknowledges and agrees that (a) he is responsible for any and all federal, state, and local tax liability owed by him arising from the Settlement Payments referenced in this Agreement, and (b) no tax advice has been provided to Goranson by the Company or by any of the Released Parties or their counsel. If the Company or any of the Released Parties is made a party to, or otherwise becomes involved in, any dispute regarding Goranson’s discharge of his tax liability, Goranson hereby agrees to indemnify, save, and hold harmless the Company and each of the Released Parties from any loss, liability, expenses, costs, or fees incurred in connection with any such dispute. Each Party agrees to cooperate with the other Party in the event of any tax inquiry from a governmental authority relating to the payments made pursuant to this Agreement.

6. Dismissal of the Arbitration. Within two (2) business days of the Effective Date, Goranson’s Attorneys shall notify JAG that the matter has been settled and will be dismissed upon receipt of the Settlement Payments. Within two (2) business days of Goranson’s receipt of the Settlement Payments, Goranson shall take all steps necessary to terminate the Arbitration in its entirety with prejudice, with both Parties to bear their own respective attorneys’ fees and costs. The Parties agree to take all additional steps necessary to ensure that the Arbitration is discontinued with prejudice and without attorneys’ fees or costs being assessed to either Party, including, without limitation, by taking further action as may be required and instructed by JAG.

7. General Release of All Claims.

(a) As a condition of the Company’s willingness to enter into this Agreement, and in consideration for the agreements of the Company contained herein (including, without limitation, the Settlement Payments), the sufficiency of which Goranson hereby acknowledges, and except as provided in Section 8 of this Agreement or as otherwise prohibited by law, Goranson releases the Released Parties, from any and all claims, demands, suits, rights or causes of action, at law or equity or otherwise, including but not limited to, claims, demands, suits, causes or rights of action relating to breach of contract or public policy, wrongful, retaliatory or constructive discharge; all claims, including but not limited to, those arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker

Adjustment and Retraining Notification Act of 1988, as amended, waivable claims under the Employee Retirement Income Security Act of 1974, as amended (including but not limited to fiduciary claims), waivable claims under the Fair Labor Standards Act, the Family Medical Leave Act, the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, and the Texas and United States Constitutions, and all other local, state, federal, or international laws relating to discrimination, retaliation or employment, or to the denial or termination of benefits of any kind; claims for any other type of discrimination, personal injury, additional compensation or fringe benefits; and any and all rights to or claims for continued employment, attorney’s fees or damages (including contract, compensatory, punitive or liquidated damages), or equitable relief, which Goranson may ever have had, has now or may ever have had, from the beginning of time through the date on which Goranson executes this Agreement, or which Goranson’s heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, including without limitation all claims on account of or arising out of Goranson’s employment with the Company or any Company Entity or Goranson’s separation from such employment. Notwithstanding the above, nothing in this Agreement releases (i) any claims that arise after the Effective Date; (ii) any claims relating to the enforcement of this Agreement; (iii) any claims that cannot be released as a matter of law; or (iv) Goranson’s rights, if any, (a) to seek, claim, or receive insurance coverage under any applicable directors’ and officers’ liability insurance policy purchased or maintained by the Company, in accordance with the terms and conditions of such policy(ies), and (b) to enforce Goranson’s existing rights to indemnification, advancement, or reimbursement from the Company to the extent such rights exist as of the date of this Agreement under the Company’s Articles, that certain Indemnity Agreement between the Company and Goranson dated November 2, 2022, and/or the British Columbia Business Corporations Act or other applicable law. For the avoidance of doubt, this proviso does not create any additional rights or obligations, require the Company to purchase, renew, or maintain insurance beyond any existing obligation, or waive any defenses of the Company, any insurer, or Goranson. No double recovery is permitted.

(b) No Assignment of Claims. Goranson represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim released herein or any portion thereof or interest therein. Goranson further represents and warrants that he has not filed or initiated any legal, equitable, administrative or any other proceedings against the Company, any Company Entity, or any other person or entity released herein, other than the Arbitration, and that no such proceeding has been filed or initiated on Goranson’s behalf.

8. Government Agencies. Nothing in this Agreement—including, without limitation, the general release in Section 7 and return of property, confidentiality, non-disparagement, non-solicitation, cooperation, and confidentiality of agreement covenants in Sections 9, 10, 11 and 12—is intended to, or shall, prevent or interfere with Goranson’s (or any other person’s) ability to (a) communicate with his attorneys; (b) file a charge or complaint with, or make truthful disclosures to, or communicate with, any federal, state, or local government agency, commission, or authority (each, a “Government Agency”), including, without limitation, law enforcement, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”); (c) initiate, testify, assist, comply with a subpoena from, or participate in any manner with an investigation or proceeding conducted by any Government Agency; (d) file or disclose any facts necessary to receive any public benefit to which he may be entitled; or (e) make other disclosures under the whistleblower provisions of federal or state law or regulations, in each case without notice or disclosure to or prior authorization from the Company.

9. Continuing Obligations; Return of Company Property.

(a) Restrictive Covenants; Reaffirmation. In partial consideration of and as an inducement to the Company to enter into this Agreement, Goranson covenants and agrees that if Goranson violates the restrictive covenants set forth in Section 10, then, in addition to all other remedies available to the Company, Goranson will immediately forfeit any unpaid amounts due pursuant to Section 2 and be required to return all such amounts already paid, other than $5,000, which shall be consideration for the general release of claims set forth in Section 7. Goranson acknowledges and agrees that the forfeiture penalty in the previous sentence is in addition to any other penalties or damages that may apply under law or otherwise.

(b) Return of Property. Goranson represents, warrants and agrees that Goranson has returned to the Company all property of the Company and Company Entities in Goranson’s possession, including, but not limited to, originals and all copies of the Company’s and the Company Entities’ files, work product, electronic mail, computer equipment, computer software, compact discs, computer storage devices, cell phones, company credit cards, identification cards, manuals, confidential and/or trade secret information, company documents, access cards and company keys. This includes any files or documents related to the Company or any of the Company Entities, including any pertaining to or reflecting confidential information, that Goranson may have maintained or stored at Goranson’s residence, on Goranson’s personal electronic devices, on Goranson’s personal email or cloud storage accounts, or elsewhere.

(c) Erroneously Awarded Compensation. Goranson acknowledges and agrees that Goranson and compensation previously paid to Goranson remains subject to the Company’s Incentive Compensation Recovery Policy.

10. Restrictive Covenants.

(a) Confidentiality. During the course of Goranson’s employment with the Company Entities, Goranson has had access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium, whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Entities, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw materials, partners and/or competitors. Goranson agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, at any time from and after the Separation Date, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company or any of the Company Entities to maintain the confidentiality of such information. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Goranson; (ii) becomes generally known to the public subsequent to disclosure to Goranson through no wrongful act of Goranson or any representative of Goranson or (iii) Goranson is required to disclose by applicable law, regulation or legal process (provided that, to the extent allowed by applicable law Goranson provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information). Notwithstanding the foregoing, any confidentiality, non-disclosure or non-disparagement provision in this Agreement does not prohibit or restrict Goranson (or Goranson’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (the “Protected Rights”). Goranson understands and acknowledges that Goranson does not need the prior authorization of the Company to make any such reports or disclosures under the Protected Rights and that Goranson is not required to notify the Company that Goranson has made such reports or disclosures under the Protected Rights. In addition, Goranson has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Without prior authorization of the Company’s General Counsel, however, the Company does not authorize Goranson to disclose to any third party (including any government official, governmental agencies, or any attorney Goranson may retain) any communications that are covered by the Company’s attorney-client privilege.

(b) Non-disparagement. Goranson agrees that he will not make any voluntary statements, written, oral, or electronic (including any social media forum whether expressly or anonymously), or cause or encourage others to make any such statements that defame or in any way disparage the personal and/or business reputations, products, practices or conduct of the Company, any of the Company or any of the Released Parties at any time, now or in the future. Nothing contained in this paragraph, in any way, restricts or impedes Goranson from exercising Goranson’s rights under Section 7 of the National Labor Relations Act, from testifying truthfully in any legal proceeding, including, but not limited to responding to any inquiries made by the Equal Employment Opportunity Commission or any government agency. Additionally, William Sheriff, Janet Sheriff, Robert Willette, and the members of the Company’s Board of Directors agree they will not make any voluntary statements, written, oral, or electronic (including any social media forum whether expressly or anonymously), or cause or encourage others to make any such statements that defame or in any way disparage the personal and/or business reputation of Goranson at any time, now or in the future. The Parties understand that the covenant of non- disparagement contained in this Agreement is a material inducement for each of the Parties in making this Agreement and that the breach thereof will be considered a material breach of this Agreement.

(c) Non-solicitation. Goranson agrees that for a period of twelve (12) months from and after the Separation Date, Goranson will not, either individually or in partnership or jointly with any other person, entity, or organization, as principal, agent, consultant, contractor, employer, employee directly or indirectly: (i) solicit business from any customer, client or business relation of the Company Entities, or prospective customer, client or business relation that the Company Entities were actively soliciting, whether or not Goranson had direct contact with such customer, client or business relation, for the benefit or on behalf of any person, firm or corporation operating a business which competes with the Company Entities, or attempt to direct any such customer, client or business relation away from the Company Entities or to discontinue or alter any one or more of their relationships with the Company Entities; or (ii) hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company Entities to discontinue or alter any one of their relationships with the Company Entities.

11. Cooperation. Goranson agrees to be reasonably available to the Company to respond to reasonable requests for information pertaining to or relating to the Company and/or the Company Entities or any of their agents, officers, directors or employees which may be within the knowledge of Goranson. Goranson will cooperate fully and truthfully with the Company in connection with any and all existing or future depositions and/or litigations or investigations brought by or against the Company or any of the Company Entities or any of their stockholders, agents, officers, directors, or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Goranson’s cooperation necessary. In the event that Goranson is subpoenaed in connection with any litigation or investigation involving the Company or any of the Company Entities, Goranson will immediately notify the Company, and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. The Company will reimburse Goranson for reasonable out-of-pocket expenses incurred as a result of such cooperation.

12. Confidentiality of Agreement. Goranson shall keep strictly confidential the financial terms of this Agreement, which shall not be disclosed by him except (a) as required by law; (b) as provided in Section 8; (c) pursuant to legal process or any legal action to enforce this Agreement; or (d) to Goranson’s immediate family, attorneys, accountants, and advisors (each, an “Authorized Disclosee”); provided, however, that each Authorized Disclosee must agree to maintain the disclosed information as confidential. Goranson represents and warrants that prior to signing this Agreement, he has not disclosed the financial terms of this Agreement to anyone other than to an Authorized Disclosee who has agreed to keep such information confidential.

13. Mandatory Binding Arbitration.

(a) Mandatory Arbitration of All Disputes. This Section 13 (hereinafter the “Arbitration Agreement”) shall be governed by and interpreted in accordance with the Federal Arbitration Act. The Parties agree that they will use reasonable efforts to amicably resolve any controversy, claim, or dispute. Any controversy, claim, or dispute that cannot be so resolved, including, but not limited to, any disputes about the arbitrability of any controversy, claim or dispute, shall be settled exclusively by final and binding individual arbitration in Dallas, Texas or another agreed-upon location. The arbitration shall be held under the auspices of JAMS, in accordance with JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Employment Rules”), except to the extent such rules are inconsistent with this Agreement, and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The Parties agree that JAMS shall be the exclusive provider for all arbitrations, and the Parties agree not to file, institute, or maintain any arbitration other than with JAMS. Copies of the applicable rules and procedures may currently be found at www.jamsadr.com. Unless otherwise agreed by the Parties, the arbitration will be submitted to a single arbitrator selected in accordance with the JAMS Employment Rules. The Company shall pay all costs that are unique to arbitration, including the costs of JAMS and the arbitrator. Each Party shall pay its own attorneys’ fees and other costs that are not unique to the arbitration (i.e., costs that each Party would incur if the claim were litigated in a court), except that the arbitrator may award all or a portion of attorneys’ fees and other costs that are not unique to the arbitration to a Party that prevails in such arbitration if it determines such award to be equitable in the circumstances. The arbitrator shall have the same authority to award remedies and damages as a judge and/or jury under state or federal law.

(b) Covered Disputes. This Arbitration Agreement applies to all Covered Disputes. “Covered Disputes” means the following disputes, whether they arise or are asserted during or after the separation of Goranson’s employment with the Company: (i) all disputes and claims of any nature that Goranson may have against the Company Entities and the Released Parties, including any and all statutory, contractual, and common-law claims, whether in law, in equity, or both, including, without limitation, all claims arising out of or relating to Goranson’s employment with the Company; (ii) all disputes and claims of any nature that the Company Entities may have against Goranson; and; (iii) all disputes concerning the validity, enforceability, or applicability of the Arbitration Agreement to any particular dispute or claim. “Covered Disputes” does not include, and the Arbitration Agreement does not apply to: (w) claims seeking unemployment insurance benefits, state disability insurance benefits, or workers’ compensation benefits, except that claims for retaliation pursuant to these laws shall be subject to arbitration under the Arbitration Agreement; (x) claims for benefits under the Employee Retirement Income Security Act of 1974, as amended, which must be resolved in accordance with the terms and procedures set forth in the applicable plan documents; (y) Sarbanes-Oxley Act or Dodd-Frank Act whistleblower retaliation claims that cannot be arbitrated as a matter of law; or (z) any other claims that are not permitted to be subject to a pre-dispute arbitration agreement under federal law.

(c) Limited Court Actions. Notwithstanding this Arbitration Agreement, Goranson, the Company, or the Company Entities may seek in any court of competent jurisdiction any injunctive relief (including, without limitation, temporary, preliminary, and permanent injunctive relief) necessary in order to maintain (or restore) the status quo and/or to prevent the possibility of irreversible or irreparable harm before, during, or after the pendency of any arbitration. Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Arbitration Agreement and to enforce an arbitration award. In any court action permitted by this Arbitration Agreement, Goranson irrevocably and unconditionally (i) submits to the jurisdiction of the state and federal courts located in Dallas, Texas, and (ii) waives (x) any objection to the laying of venue in such courts, and (y) any claim that such courts constitute an inconvenient forum.

(d) Waiver of Class, Collective, and Representative Actions. The Parties waive any right or authority to have any Covered Disputes heard as a class, collective, or representative action. The Parties must bring any Covered Dispute in an individual capacity, and not as a plaintiff, “opt-in,” or class member in any purported class, collective, or representative proceeding. If, without the Parties’ prior knowledge or consent, a Party is made a member of a class in any proceeding, such Party agrees to opt out of the class at the first opportunity. The arbitrator may not join or adjudicate the claims or interests of any other person or Goranson in the arbitration proceeding, nor may the arbitrator otherwise order any consolidation of actions or arbitrations or any class, collective, or representative arbitration.

(e) Confidentiality of Proceedings. The resolution of the Parties’ Covered Disputes likely would involve information that each considers to be sensitive, personal, confidential, and/or proprietary, and it is in each Party’s interests to resolve the Covered Disputes in a nonpublic forum. Accordingly, to the maximum extent permitted by law, the Parties agree that all information regarding the Covered Dispute or arbitration proceedings, including the arbitration award, will not be disclosed by Goranson, the Company Entities, any arbitrator, or JAMS to any third party without the written consent of both Parties, except to the extent otherwise provided by applicable law or as necessary to comply with a subpoena, court order, or other legal requirement, to prosecute or to defend a claim, to enforce an arbitration award, or to meet a reasonable business need of the Company.

14. Miscellaneous.

(a) Successors. This Agreement shall be binding upon, enforceable by and inure to the benefit of Goranson’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees, and the Company and any successor(s) and/or assign(s) of the Company.

(b) Severability. If any provision of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(c) No Admission of Wrongdoing. Notwithstanding anything in this Agreement to the contrary, the Parties understand and agree that this Agreement does not and shall not constitute any admission by any Party or any of the Company Entities of any wrongdoing.

(d) Governing Law. The construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(e) Amendment. No amendment or modification to this Agreement shall be effective unless it is made in writing and signed by the Parties hereto.

(f) Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the Party hereto to be bound by such waiver. A waiver by either Party hereto of a breach or default by the other Party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(g) Counterpart Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Further, the Parties stipulate that a signature to this Agreement produced by facsimile or other electronic transmission is valid and is as effective as an original signature.

(h) Code Section 409A.

(i) This Agreement, and the Separation Payments paid in connection with it, are intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed and interpreted in accordance with such intent. Any Severance Payments that fail to qualify for the exemptions under Code Section 409A shall be paid or provided in accordance with the requirements of Code Section 409A. Notwithstanding the foregoing, the Company Entities cannot guarantee that the Severance Payments provided under this Agreement will satisfy all applicable provisions of Code Section 409A and Goranson shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Goranson in connection with this Agreement (including any taxes and penalties under Code Section 409A), and neither the Company Entities nor any of its subsidiaries or affiliates shall have any obligation to indemnify or otherwise hold Goranson (or any beneficiary) harmless from any or all of such taxes or penalties.

(ii) Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(iii) Notwithstanding anything in the Agreement to the contrary, to the extent Goranson is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on Goranson’s separation from service (as defined in Code Section 409A) that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to Goranson until the earlier of the six-month anniversary of his separation from service or Goranson’s death and will be accumulated and paid on the first day of the seventh month following his separation from service.

(iv) The parties may amend the Agreement to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.

15. Entire Agreement. Any existing written or oral agreement of any kind between Goranson and the Company is fully superseded by this Agreement (except for the Restrictive Covenants and other provisions of the Employment Agreement that survive the termination of the Employment Agreement and Goranson’s termination, by the terms of such Employment Agreement, and that certain Indemnity Agreement between the Company and Goranson dated November 2, 2022) and is null and void. Goranson warrants that no promise, inducement or representation has been offered, made or relied upon by Goranson except as expressly set forth herein, and that the consideration stated herein is the sole consideration for this Agreement. This Agreement constitutes the entire agreement between Goranson, on the one hand, and the Company, on the other, and states fully all agreements, understandings, promises and commitments between them.

16. Consideration of Agreement; Revocation.

(a) Goranson represents and warrants that he (i) has read this entire Agreement; (ii) has been provided at least twenty-one (21) days to consider it; (iii) has been advised to consult with an attorney of his choice with regard to this Agreement; (iv) understands fully the significance of this Agreement and its terms; and (v) is signing of his own free will with the intent of being bound by each and every provision of this Agreement. Goranson acknowledges that if he signs this Agreement prior to the expiration of twenty-one (21) days, he has done so voluntarily and knowingly. Goranson agrees that any modification to this Agreement, material or otherwise, does not restart, extend or affect in any way the original twenty-one (21) day consideration period.

(b) Goranson has seven (7) calendar days from the date he executes this Agreement in which to revoke it. This Agreement will not be effective or enforceable nor the amounts set forth in Section 2 paid unless the seven (7) day revocation period ends without revocation by Goranson. Revocation can be made by delivery and receipt of a written notice of revocation to Robert Willette at rwillette@encoreuranium.com, by midnight on or before the seventh (7th) calendar day after Goranson signs this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

WILLIAM PAUL GORANSON	URI, INC.

/s/ William Paul Goranson
William Paul Goranson	By:	/s/ Robert Willette

Dated: 10/10/2025	Title: Chief Executive Officer
Dated: 10-12-2025

[Signature page to Confidential Settlement and General Release Agreement]